Exhibit 5.1

[Sullivan & Cromwell LLP letterhead]

September 28, 2006

Thomson

46, quai Alphonse Le Gallo

92100 Boulogne-Billancourt

France

Ladies and Gentlemen:

In connection with the registration under the U.S. Securities Act of 1933, as amended (the “Act”) of up to 1,150,000 ordinary shares, nominal value €3.75 per share (the “Shares”) of Thomson, a société anonyme organized under the laws of the French Republic (the “Company”), to be issued by the Company after the date hereof upon exercise of options de souscription d’actions (the “Options”) pursuant to the Company stock option plan, the main terms of which were approved by the board of directors of the Company on September 21, 2006, set forth as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 with respect to the Shares (the “Plan”),  we, as your French counsel, have examined the following corporate records, certificates and other documents, as well as such other corporate records, certificates and other documents, and such questions of French law, as we have considered necessary or appropriate for the purposes of this opinion:

(a) an original abstract (Form K-bis) of the Registre du commerce et des sociétés of Nanterre delivered on the date hereof and relating to the Company;

(b)

a certified copy of the statuts of the Company;

(c)

a certified true copy of an excerpt of the minutes of the Company’s general meeting of shareholders held on May 10, 2005, authorizing the board of directors of the Company to grant options to employees or officers of the Company to purchase or subscribe for ordinary shares of the Company;

(d) a certified true copy of an excerpt of the minutes of the meeting of the board of directors of the Company held on September 21, 2006  that, pursuant to the authority conferred by the above-mentioned shareholders meeting, resolved the grant of the Options; and

(e) a certified copy of the Plan, the main terms of which have been approved by the board of directors of the Company held on September 21, 2006.

Upon the basis of such examination, we advise you that, in our opinion, when Shares are issued upon exercise of Options and due payment of the subscription price therefor, all in accordance with and during the term of validity of the Plan, such Shares will be validly issued, fully paid, and non-assessable.

In connection with this opinion, we have, with your approval, assumed that, at the time of the issuance of such Shares pursuant to the exercise of Options in accordance with and during the term of validity of the Plan, (i) the shareholders and board of directors resolutions referred to in paragraphs (c) and (d) above shall not have been amended or rescinded and (ii) there will not have occurred any change in applicable law or any amendment in the statuts of the Company affecting the validity of the Shares to be issued upon exercise of the Options, and the issuance and delivery of such Shares will comply with then applicable law.

In addition, we have, with your approval, assumed and have not independently verified that the Company’s shareholders meeting and the meeting of the board of directors of the Company referred to in paragraphs (c) and (d) above, were duly convened and held.

Finally, also with your approval, we have relied as to certain matters on the information set forth in the minutes referred to in paragraphs (c) and (d) above as well as on information obtained from public officials and officers of the Company (including a certificate dated the date hereof delivered by the Company’s general secretary) and other sources believed by us to be responsible; and we have assumed that the signature on all documents examined by us were genuine, assumption which we have not independently verified.

The foregoing opinion is limited to the laws of the French Republic, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP